EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2010, with respect to the consolidated financial statements and internal control over financial reporting (which report expressed an adverse opinion) included in the Annual Report of GMX Resources Inc. on Form 10-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said reports in the Registration Statements of GMX Resources Inc. on Forms S-3 (File Nos. 333-134911, effective June 9, 2006; 333-149170, effective February 11, 2008; and 333-150368, effective April 21, 2008) and Forms S-8 (File Nos. 333-106311, effective June 20, 2003; 333-150356, effective April 21, 2008; and 333-151916, effective June 25, 2008).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

March 16, 2010